Valeritas Holdings, Inc. 2016 Incentive Compensation Plan
Notice of Grant of Stock Option

Notice is hereby given of the following option grant (the “Option”) to purchase shares of the Common Stock of Valeritas Holdings, Inc. (the “Corporation”):

Optionee:
Grant Date:
Vesting Commencement Date:
Exercise Price per share:	$
Number of Option Shares:
Expiration Date:
Type of Option:	Non-Statutory Stock Option

Exercise Schedule: The Option shall become vested and exercisable for twenty-five percent (25%) of the Option Shares upon Optionee’s completion of one (1) year of Service measured from the Vesting Commencement Date and shall become vested and exercisable for the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee’s completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee’s cessation of Service.
Change in Control. Notwithstanding the vesting and exercise schedule above, if the Option is assumed, continued or replaced, and does not otherwise terminate, in connection with a Change in Control, the Option, to the extent not otherwise fully vested and exercisable, shall automatically accelerate if the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within 12 months following the Change in Control so that the Option shall become vested and exercisable for all of the Option Shares at the time of the Involuntary Termination and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock.
Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Valeritas Holdings, Inc. 2016 Incentive Compensation Plan (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee hereby acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit B.
Employment at Will. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.
Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, in the attached Stock Option Agreement, or in the Plan.
DATED:
VALERITAS HOLDINGS, INC.

______________________________________________
By: John Timberlake, President & Chief Executive Officer

______________________________________________
Optionee Signature

Valeritas Holdings, Inc. 2016 Incentive Compensation Plan
Notice of Grant of Stock Option

______________________________________________
______________________________________________
Optionee Address

ATTACHMENTS
Exhibit A: Stock Option Agreement
Exhibit B: 2016 Incentive Compensation Plan